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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 10
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                   ----------

                        AMERICAN MULTIPLEXER CORPORATION
             (Exact name of Registrant as specified in its charter)

                                   ----------

           NORTH CAROLINA                                   56-2006165
   (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                     Identification Number)

                            575 NORTH PASTORIA AVENUE
                           SUNNYVALE, CALIFORNIA 94086
                    (Address of Principal Executive Offices)

                                  408-730-8200
              (Registrant's Telephone Number, Including Area Code)

                                   ----------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                      NONE

                                   ----------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                           COMMON STOCK, NO PAR VALUE
                                (Title of Class)

                                   ----------


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

ITEM 1. BUSINESS.

           This discussion contains forward-looking statements that involve risks and uncertainties. Please review the information in light of the risk factors and other cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statements. In particular, please see "Risk Factors."

OVERVIEW

           Our company is a Multimedia Service Provider ("MSP") that intends to deliver broadband interactive services at speeds of up to 45 Mbps through our SatExpress satellite and terrestrial based network. We plan to offer broadcast, multicast and high-speed Internet access services to, among others, high-end consumers and corporate users that wish to extend their Internet and Intranet connectivity to remote locations through Virtual Private Networks ("VPNs").

           We were incorporated on April 8, 1996 under the laws of the State of North Carolina. During 1996 we were not yet operational and conducted no business activity. Our operations commenced January 7, 1997, when we acquired the assets and technology of Temasek Telephone, Inc. We initially focused on developing multiplexers and high-speed Digital Subscriber Line ("DSL") devices for Internet use.

           In May 1998, we made strategic changes in our business and focused on acquiring additional technologies to bolster our satellite communication development expertise. In September 1998, we acquired the assets of SatCom Media Corporation after it had filed for bankruptcy, and have since developed our SatExpress high-speed services.

           We plan to introduce our high-speed services to selected vertical markets in the U.S. in the fourth quarter of 1999. We also intend to pursue international markets to implement our services. Within the next 18 months, we plan to deploy multiple Network Operating Centers ("NOCs") which will access multiple satellites to provide a high-speed global network and implement e-commerce, Intranet and bandwidth on demand applications for small business, corporate and institutional users.

STRATEGY

           As the Internet takes on increased importance as an information source and e-commerce vehicle, we anticipate large growth in the demand for high-speed, cost-effective Internet access and broadband services. Today, business customers must choose between low-speed analog connections, complex Integrated Services Digital Network ("ISDN") dial access, cost-prohibitive T1 leased-line services or distance limited DSL services for their data services. The greatest challenge for service providers offering these high-speed data access solutions for business customers has been the inconsistent service of local exchange carriers as the third-party connectivity for the last mile solution. Our SatExpress network avoids the local access bottleneck and is intended to provide the lucrative "middle-market" a solution for their high-speed communication needs.

           We plan to expand solutions for broadband applications by leveraging technologies for Internet Protocol ("IP") encapsulation and encryption, conditional access, hybrid spread spectrum, error-correction, modulation and radio frequency ("RF") techniques. Through these enabling technologies we plan to deliver content and provide low cost, high-speed Internet access, broadcast and multicast services via satellite for selected consumer, commercial and vertical market applications.

           Our objective is to establish NOCs to deliver our services by co-locating our equipment with major carriers, Competitive Local Exchange Carriers ("CLECs") or teleports that have backbone fiber networks and local loop access. Strategic alliances and joint ventures with leading manufacturers, communications companies, enterprise organizations, content providers and internet service providers ("ISPs") are intended to maximize market penetration and optimize network technologies for interactive broadband applications. VPNs will be established on a shared Hub basis to take advantage of economies of scale and provide services for the small and medium sized business that cannot afford or do not have the expertise to operate their own networks.

PRODUCT SERVICES

SATEXPRESS NETWORK

           Our SatExpress network is designed to deliver up to 45 Mbps of motion picture quality video with embedded IP video/voice/data traffic to the desktop PC or television. The system uses the internationally accepted DVB/MPEG-2 and Internet TCP/IP standards to interface with legacy systems. The return (upstream) path can be either terrestrial or a 64-384 Kbps satellite link that lets the user bypass terrestrial networks and transport voice, video, and data content entirely over the satellite.

SATEXPRESS HUB

           The Hub is the central controller of the SatExpress network. The Hub communicates with the satellite, manages the network, performs accounting and billing services tailored to customer requirements, originates content, and provides end-users access to public networks and the World Wide Web. Hub equipment will be co-located with carriers and teleports to establish NOCs. Video servers, cache, multicast and other application servers will be installed in the NOC, which shall be scaleable for linear growth.

           A NOC can provide traffic reports and throughput statistics for each customer in support of service-level agreements. If a subscriber regularly hits peak utilization rates, the NOC can then migrate the user upon request to a higher speed service, at a correspondingly higher billing rate.

           The SatExpress Hub consists of the following equipment:

           - The satellite uplink and downlink equipment including an antenna and RF radio;

           - The gateway equipment including the video processing equipment, IP encoders, IP gateway, modulators, demodulators, MPEG encoders, a network management system, a billing and encryption system; and

           -    The servers and service delivery and monitoring equipment.

           We currently have a Hub which is located at our corporate facility and is used for development and customer evaluation purposes. Our first commercial Hub will be co-located at Level 3, in Sunnyvale California. Level 3 operates a national, dual OC-3 Internet backbone in the U.S. that rides on a fiber-optic SONET infrastructure. Installation of the Level 3 Hub began in September 1999 and we began providing initial commercial services there in October 1999.

SPACE SEGMENT

           We intend to provide our satellite services through existing Ku band satellites. We have entered into an agreement with Satelites Mexicanos S.A. de C.V. ("Satmex") to acquire two 36 MHz Ku band transponders on the Satmex 5 satellite over the next five years. This relationship is intended to provide the initial capacity to cover contemplated services to be offered in the U.S. and South America. We also intend to



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take advantage of the Loral Global Alliance worldwide network of satellite services, of which Satmex is a member. The Loral Global Alliance provides a network of regional and global operators including Satmex, EuropeStar and Loral Skynet. Additional capacity can be acquired from satellite owner/operators as services are required.

CUSTOMER PREMISE EQUIPMENT

           Each location subscribing to our services will require configurations of the following equipment:

           1.   Outdoor Unit ("ODU"):

                -    Antenna and a low noise block amplifier; and

                -    Radio.

           2.   Indoor Unit ("IDU"):

                - Set-top Box for applications such as the consumer market for content multicast and high-speed Internet access; and

                - Enterprise Unit (for applications such as the corporate market for VPN Intranet applications).

           In each case the basic broadcast, multicast and Internet access services will be available.

           We will utilize the off-the-shelf 2-way satellite return channel and are developing a low cost, more intelligent, commercial quality Ku band terminal. As currently envisioned, our terminal will consist of a low cost, compact, 2-watt Ku-band transmitter/receiver and GPS receiver mounted to a 0.6 or 1.2 meter dish, the digital electronics for both the forward and return communications links, TCP/IP interfaces to end-user equipment, and a processor for data transport and networking protocols.

CUSTOMER EQUIPMENT SUPPLY

           We intend to purchase off the shelf customer equipment for the ODU and IDU units. Several suppliers have been selected for initial delivery configurations. Discussions are ongoing for custom requirements with selected vendors to meet our future needs.

CUSTOMER EQUIPMENT INSTALLATION

           Third party installation companies will be used to install the customer equipment. Our own service and support engineers will install initial customer demonstration units and will train the third party installers.

CONTENT

           Content will be aggregated at our Hub, and delivered as multicast or broadcast services direct to the customer or stored on our video servers for scheduled or on demand delivery. Strategic alliance partners and other content providers shall be responsible for obtaining the rights to additional content.



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THIRD PARTY APPLICATIONS

           Application software packages such as movies on demand ("MOD") are being developed by strategic partners for selected vertical markets. Other software packages for applications such as distance learning and video conferencing may also be developed.

REGULATIONS

           We have FCC transmission license approval for the Hub currently located at our facility and the Level 3 co-location facility planned to be operational in October 1999. It is the responsibility of one of our subcontractors to obtain any necessary approvals both in the U.S. and internationally as new Hubs are deployed and new satellites are included in the network for delivering services.

INTELLECTUAL PROPERTY

           We have attempted to select the "best of breed" technology available from outside vendors and to integrate their products into our current network, which has a terrestrial line from the customer to our Hub, and satellite from the Hub to the customer.

           To reduce costs, improve efficiency, increase performance and serve areas that do not have high-speed terrestrial services we are currently developing a proprietary system. We intend to implement direct sequence spread spectrum waveforms specifically developed for wideband applications. As currently envisioned, the system will use a special form of synchronous Frequency Division Multiple Access ("FDMA") and Code Division Multiple Access ("CDMA") integrated with Global Positioning System ("GPS") timing for maximum satellite bandwidth utilization. The RF requirement will be implemented through a low cost 2-watt Ku band radio.

           The external specifications and feasibility simulation studies have been completed for the development system. The CDMA modems and controllers, including the application specific integrated circuit ("ASIC") chip design will be implemented through a contract with a third party end-to-end design house. A third party company will develop the Ku band radio to our specifications. Two patent applications have been prepared and we intend to submit these applications to the U.S. Patent and Trademark Office.

HIGH-SPEED SERVICES

           Today's home users and small to medium-sized businesses desire the same speed and services that large companies enjoy. But these users require a cost-effective solution that is easy to install and which operates transparently, without any intervention or ongoing technical support requirements.

           For users without access to cable modems or analog DSL, and who also want the capability to receive high quality video, a satellite connection is an attractive option. We have created the SatExpress network to provide direct video broadcast ("DVB") compliant television quality video broadcast and multicast services, Internet TCP/IP voice, data and video streaming media and web content. The network shall be integrated with existing wireline networks to provide high-performance, interactive high-speed services, and provide DVB video to the desktop or television simultaneously with TCP/IP data on the PC.

           Dial-up access solutions are too slow to support the latest broadband applications. ISDN's dial-up 128 kbps is often cumbersome and inadequate, high-speed leased-line alternatives are cost-prohibitive for most small and medium-sized businesses, and DSL service has a distance limitation. SatExpress gives the user the benefits of a leased line, including instant network access, at a substantially lower cost.



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

           As enabled by our leading edge technology, the SatExpress network is designed to support virtually all computers and workstations through the use of TCP/IP interfaces to PCs and Ethernet LANs. Internet data is broadcast directly to a standard satellite television dish and receiver at speeds of up to 45 Mbps, bypassing the local exchange carrier.

           We provide an end-to-end IP solution for the broadband requirements of our customers. Through programs with providers such as Level 3, we can include terrestrial lines as part of our global network solution. Contracts and the necessary equipment are in place to deliver the following services beginning in October 1999 through the SatExpress network:

           -    High-speed Internet access;

           -    Multicast IP data and video; and

           -    Video Broadcast.

           We intend to offer additional services including VPN, Intranet, and value added applications such as movies on demand, distance learning and video conferencing beginning in the fourth quarter of 1999.

VIRTUAL PRIVATE NETWORKS ("VPNs")

           Low cost high-speed services have become a competitive requirement for today's "push" and "pull" business applications, including Intranets, Extranets, Virtual Private Networks ("VPNs"), email, electronic commerce, Web hosting, video conferencing, collaborative computing, multimedia and more. The corporate TCP/IP Intranet has become the information highway along which business is conducted.

           The Extranet serves as an extension of the Intranet to external business partners. In order to expedite information flow and order processing, a limited trust is defined and established between the networked computer resources of two or more companies. This arrangement is a secured hybrid link between the relatively unsecured Internet and the secured Intranet. The Wide Area Networking ("WAN") internetworking is a fixed or virtual link, depending upon traffic volume. With the improvement in IP security, including firewalls and VPN tools, Extranets are emerging as the preferred interconnectivity vehicle between business partners.

           Our Intranet/Extranet market solutions will target business and government users. We envision that our solutions will support the ongoing transformation of communication networks within large and medium sized businesses, including employee training and communication, division to headquarters ordering and logistics tracking, customer support, marketing and ad distribution, and international cross-border communication. The standardization brought by electronic distribution for business-to-business communication has found its way into internal company use to communicate between various corporate platforms.

           Some illustrative uses of our corporate Intranet/Extranet services are product announcements, promotional announcements with visual displays and ad layouts, product placement and shelving diagrams. Our services are intended to include delivery information and tracking, just-in-time inventory response to logistics and problems, and collaborative forecasting and control of imports and exports. These service areas facilitate reduction of delivery lead times and inventory that result in substantial cost savings to our business and government end users.



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

DISTANCE LEARNING

           For distance learning applications, SatExpress will enable an instructor located at his home site, equipped with the latest teaching aids, to broadcast a live teaching session to students located in remote classrooms or offices thousands of miles away. In the classrooms or at their desktop, students will be able to watch the teacher on a television screen or computer monitor and ask or respond via video conferencing, IP text window, or IP Voice call interaction. The teacher can remotely control the video camera in the classroom to zoom in or pan the classroom. The teacher can take the classroom to an Internet Website, representing the subject discussed, by hyperlinking to the site, thus facilitating further instructional interactivity. The students can also take web-based tests with real-time interaction with the remote teacher. Enhanced features such as file transfer of instructional notes that have been converted into electronic form via voice recognition software, as well as help desks, fax, and remote printing are a few of the service features delivered by SatExpress. The distance learning capability provided through SatExpress can enhance learning productivity and help reduce training costs.

MARKETS AND CUSTOMERS

           We intend to offer the following high-speed services beginning in October 1999:

           -    Multiple business and dwelling units; and

           -    Manufacturing companies.

           We intend to develop our customers through vertical market channels such as integrators, consulting companies, marketing companies, trade associations, broadband data service providers, content providers, CLECs that wish to enhance their data service offerings and ISPs that are developing application packages and targeting special markets and corporate users. We intend to pursue other vertical markets, including the small and medium size corporate Intranet market beginning in the fourth quarter of 1999.

REVENUE RECOGNITION POLICIES

           We anticipate that revenues will be generated from the following sources:

           -    Providing internet access on a monthly fee basis;

           -    Delivering data and video content;

           -    Providing maintenance and support services; and

           -    Selling and installing equipment for use on customers' premises.

           We anticipate that revenues will be recognized as follows:

           -    Internet access revenue as billed on a monthly basis;

           -    Data and video content based on usage;

           - Maintenance and support contracts over the applicable contractual period; and

           -    Customer premise equipment upon installation.

COMPETITION

           Our competition comes from both satellite and terrestrial network solution providers. Currently, major fiber and cable suppliers and carriers are striving to complete next generation terrestrial data network infrastructures at a cost of several trillion US dollars. A very small percentage of the existing local exchange carrier copper wire can support the Asychronous Digital Subscriber Line ("ADSL") rates that are provided by the modems themselves. The key to rapid deployment of new services is to provide a "last mile" bypass of this wiring infrastructure. The SatExpress product line bypasses the local exchange carrier via satellite.

           We do not compete directly with terrestrial service suppliers, but instead, compliment them by delivering services that they cannot provide due to "last mile" or critical technology limitations. SatExpress is particularly attractive to distributed enterprises or at sites in sparsely populated areas with limited terrestrial telecommunication infrastructure because satellite network connections can be established in a fraction of the time and generally at a fraction of the cost of terrestrial networks.

RESEARCH AND DEVELOPMENT

           Our product service development and engineering efforts focus on the design and development of new technologies and product services to increase the speed and efficiency of satellite communications and our ability to be an MSP. Our research and development expenses for the period from April 1996 (inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 were $0, $306,637, $507,082 and $1,756,038.

EMPLOYEES

           As of June 30, 1999, we employed 17 employees and two independent contractors located in our Sunnyvale, California headquarters. Our employees are not covered by any collective bargaining agreements. We believe that its current employee relations are satisfactory. There is significant competition in the San Francisco Bay Area for employees with the managerial, technical, marketing, sales and other skills required to operate our business. Our future success will depend in significant part upon its ability to attract, retain and motivate employees.

AVAILABLE INFORMATION

           Prior to the effectiveness of this Registration Statement, we have not been required to file periodic reports with the Securities and Exchange Commissions.



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

ITEM 2. FINANCIAL INFORMATION

                             SELECTED FINANCIAL DATA

           The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this Registration Statement. The statement of operations data set forth below for the years ended December 31, 1996, 1997 and 1998, and the balance sheet data at December 31, 1997 and 1998 are derived from our audited financial statements included elsewhere in this Registration Statement. The statement of operations data for the six-month periods ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from unaudited financial statements included elsewhere in this Registration Statement. Other quarterly statement of operations data set forth below is derived from our unaudited quarterly financial statements not included elsewhere herein. In our opinion, these unaudited financial statements have been prepared on the same basis as our audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for these periods. The historical results are not necessarily indicative of results to be expected for any future period.

                                                                                                        SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                           JUNE 30,
                                               ----------------------------------------------     -----------------------------
                                                 1996(1)            1997             1998             1998             1999
                                               ------------     ------------     ------------     ------------     ------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales .....................................    $         --     $         --     $         --     $         --     $         --
Cost of goods sold ........................              --               --               --               --               --
                                               ------------     ------------     ------------     ------------     ------------
Gross profit (loss) .......................              --               --               --               --               --

Operating expenses:
Selling and marketing .....................             193            1,715              587              214            3,134
General and administrative ................             191              520            1,188              345            1,710
Research and development ..................              29              307              507               30            1,756
Write-off of inventory ....................              --               --            1,283               --               --
                                               ------------     ------------     ------------     ------------     ------------
Total operating expenses ..................             413            2,542            3,565              589            6,600
                                               ------------     ------------     ------------     ------------     ------------
Loss from operations ......................            (413)          (2,542)          (3,565)            (589)          (6,600)
Other income ..............................              56                3               16               10              123
                                               ------------     ------------     ------------     ------------     ------------
Net loss ..................................    $       (357)    $     (2,539)    $     (3,549)    $       (579)    $     (6,477)
                                               ============     ============     ============     ============     ============
Historical basic and diluted loss
  per share(2) ............................    $      (0.02)    $      (0.13)    $      (0.16)    $      (0.03)    $      (0.24)
                                               ============     ============     ============     ============     ============

Shares used to compute historical basic and
  diluted loss per share ..................      17,919,800       19,671,300       21,589,772       20,780,943       27,528,522
                                               ============     ============     ============     ============     ============

                                                    AS OF DECEMBER 31,              AS OF JUNE 30,
                                            -------------------------------       ------------------
                                            1996(1)      1997         1998         1998        1999
                                            -------     ------       ------       ------      ------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ............          85           1            6           --      19,383
Working capital ......................         114         (48)        (289)         227      21,958
Total assets .........................         765         824          712        1,119      23,179
Long term debt and capital lease
  obligations ........................           6          --           --           --          --
Total stockholders' equity ...........         691          89          205          467      22,882

----------

(1) Predecessor company (see Note A to the financial statements appearing elsewhere in this Registration Statement).

(2) Please see the financial statements and the notes to such statements appearing elsewhere in this Registration Statement for the determination of shares used in comparing basic and diluted net loss per share.



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

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           This Registration Statement contains forward-looking statements, the accuracy of which involves risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements. The discussion and analysis of financial condition and results of operations is based upon and should be read in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Registration Statement, as well as the information contained under the headings, "Business" and "Risk Factors."

OVERVIEW

           Our company is a Multimedia Service Provider ("MSP") that intends to deliver broadband interactive services at speeds of up to 45 Mbps through our SatExpress satellite and terrestrial based network. We plan to offer broadcast, multicast and high-speed Internet access services to high-end consumers and corporate users that wish to extend their Internet and Intranet connectivity to remote locations through Virtual Private Networks ("VPNs"). The market for the Company's product services is rapidly evolving and is characterized by an increasing number of new technologies, which include both satellite and terrestrial network solution providers. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for our product services. See "Risk Factors," generally.

           We have experienced net losses from operations of $12,566,127 or $0.57 per share (basic and diluted), since inception in April, 1996 through June 30, 1999. We anticipate that we will continue to incur net losses into the fourth quarter of 1999. These losses have developed mainly from our activities to develop our product services and establish brand recognition through the development of a viable sales channel.

           We intend our revenue to be generated from the sale of high speed Internet access, the delivery of content and the provision of installation maintenance and support services. We intend to market to various channels, including multiple business and dwelling units and manufacturing companies. Our policy is to recognize revenue as earned on either monthly or yearly bases or as usage charges are incurred. We expect to provide allowance for returns and price adjustments at the point of revenue recognition.

           We originally began operations by developing multiplexers and high-speed DSL devices for Internet use. In May 1998, we made the strategic decision to abandon the sales and marketing efforts behind our MUX-6 Multiplexer and DigiCop internet connector products to pursue other lines of business. We have written down all of the finished inventory and the parts and raw materials related to these product services to their estimated net realizable value.

           We continue to expend substantial resources on sales and marketing in our attempts to establish our product services as a viable alternative in the MSP market. There can be no assurances, however, that we will achieve or sustain profitability or positive cash flow from our operations. See "Risk Factors--We Have a Limited Operating History," "--We May Have Insufficient Capital For Future Operations", and "--We Face Obstacles Relating To Market Acceptance and Distribution".

           Sales and marketing expenses consist primarily of compensation, costs of promotional material, travel and advertising. Since inception in April 1996 through June 30, 1999, sales and marketing expenses have been $5,436,324. During 1997 and 1998, we expended considerable resources in Asia in an attempt to establish a distribution channel and secure contracts with vendors for the MUX-6 and DigiCop product, which included governments and private companies. Our sales and marketing expenses will grow rapidly as we expand the sales and marketing efforts nationwide and internationally. We expect to hire additional sales personnel in the fourth quarter of 1999.

           General and administrative expenses consist primarily of costs associated with the internal costs of pursuing capital investment in the Company, accounting and human resources needs, professional expenses, leasing of facilities, insurance, legal, depreciation expenses, and compensation. Since inception in April 1996 through June 30, 1999, general and administrative expenses amounted to $3,418,469.

           As of December 31, 1998, we had operating loss carry forwards of approximately $5,845,000 for federal purposes and $2,922,000 for state purposes. The federal and state net operating loss carry forwards expire on various dates through 2018. We have provided full valuation allowance against our deferred tax assets, consisting primarily of net operating loss carry forwards, because of the uncertainty regarding their realization. Further, such net operating loss carry forwards could be subject to limitations due to changes in our ownership resulting from equity financings.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 AND 1998

           Revenue. We have not recognized any revenues for the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999.

           Research and development expenses. Research and development expenses were $1,756,038 for the six months ended June 30, 1999, an increase from $30,888 for the six months ended June 30, 1998. Research and development expenses for June 30, 1998 related to DigiCop and June 30, 1999 related primarily to the effort to complete the development and testing of the DVB/IP network, including compensation costs of approximately $1,300,000 related to the issuance of warrants.

           Sales and marketing expenses. Sales and marketing expenses were $3,134,146 for the six months ended June 30, 1999, an increase from $213,949 for the six months ended June 30, 1998. This increase resulted primarily from the hiring of additional sales and marketing personnel and the sales and marketing to develop the business, including compensation costs of approximately $1,300,000 related to the issuance of warrants.

           General and administrative expenses. General and administrative expenses were $1,710,247 for the six months ended June 30, 1999, an increase from $344,884 for the six months ended June 30, 1998. This increase resulted from costs associated with raising additional capital, costs related to operating in a larger overall facility and costs of hiring additional personnel, including compensation costs of approximately $1,300,000 related to the issuance of warrants.

YEARS ENDED DECEMBER 31, 1998 AND 1997

           Revenue. We have not recognized any revenues for the years ended December 31, 1997 and 1998.

           Research and development expenses. Research and development costs in 1998 were $507,082, an increase from $306,637 in 1997. This increase was primarily due to the purchase, in the fourth quarter of 1998, of certain technologies in the form of in-process research and development, from SatCom Media Corporation. Related expenses of $406,000 were charged to research and development because the technology acquired and related products were in the early stages of development and had not yet achieved technological feasibility. The change from 1997 to 1998, net of the $406,000 charge, decreased due to the fact that in 1997 the DigiCop product incurred extensive development costs while the significant costs related to the DVB/IP network did not begin until the first quarter of 1999.

           Sales and marketing expenses. Sale and marketing expenses were $586,529 in 1998, a decrease from $1,715,649 in 1997. This decrease was primarily due to the significant costs incurred in 1997 in an attempt to secure contracts and commitments in Asia. The costs included consulting fees related to establishing a contract with the Republic of China for our multiplexer product. Sales and marketing expenses for 1998 related primarily to the attempt to sell our multiplexer product and Digicop products through the third quarter.

           General and administrative expenses. General and administrative expenses were $1,188,071 in 1998, an increase from $520,151 in 1997. This increase was primarily due to increases in the number of administrative personnel, professional services fees and facility expenses to support the growth of our operations.

           In January 1997 we acquired certain assets and rights to the MUX-6 multiplexer product from Temasek Telephone, Inc. Temasek Telephone, Inc. was deemed to be a predecessor corporation, and accordingly, their statement of operations and cash flow for the year ended December 31, 1996 are included herein. There was little activity by the predecessor corporation in 1996, due to lack of capital. The expenses primarily related to personnel, business development and facilities costs.

LIQUIDITY AND CAPITAL RESOURCES

           Our principal sources of liquidity as of June 30, 1999 consisted of $19,383,419 in cash and cash equivalents.

           Since inception in April 1996, we have financed ourselves primarily through private equity financing. During the years ended December 31, 1997 and 1998, we received proceeds from the sale of stock of approximately $4,536,000. During the six months ended June 30, 1999, we received net proceeds of approximately $24,100,000 from the sale of common and preferred stock.

           Cash utilized by operating activities was $1,408,697 in the six months ended June 30, 1999, $2,357,027 in the year ended December 31, 1998 and $1,205,354 in the year ended December 31, 1997. The cash utilized in each of these periods was due to net losses, as well as working capital required to fund our growth in operations.

           Cash used in investing activities consisted primarily of capital expenditures and advances to shareholders of $4,098,645 in the six months ended June 30, 1999, $872,025 in the year ended December 31, 1998 and $138,359 in the year ended December 31, 1997.

           Cash provided by financing activities was $24,885,100 for the six months ended June 30, 1999, and $1,344,740 and $3,233,686 for the years ended December 31, 1997 and 1998, respectively. Cash provided by financing activities has been provided primarily from the sale of common and preferred stock.

           We believe our existing cash balances will be sufficient to meet our cash requirements at least through the next twelve months. However, we may be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including the rate of revenue growth, the timing and extent of spending to support development efforts and expansion of sales and marketing, the timing of introductions of new product services and enhancements to existing product services, and marketing acceptance of our product services. We cannot assure you that additional equity or debt financing, if required, will be available on acceptable terms or at all.

YEAR 2000 COMPLIANCE

           Many computers, software, and other equipment are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish between the year 2000 and 21st century dates from other 20th century dates. As a result, computer systems and/or software products used by many companies may need to be upgraded to solve this problem.

           Assessment. The year 2000 problem affects the computers, software, and other equipment that we use, operate or maintain for our operations. Accordingly, we are in the process of evaluating our year 2000 readiness and currently believe that our systems are compliant. We expect to be able to resolve any significant year 2000 problems with third-party suppliers of components; however we cannot assure you that these suppliers will resolve any or all year 2000 problems before the occurrence of a material disruption to the operation of our business. Any failure of these third parties to timely resolve year 2000 problems with their systems could harm our business.

           Internal Infrastructure. We rely on the general communications infrastructure maintained by the established telecommunications companies to transmit our data to a NOC uplink site, to uplink to a satellite, and for rebroadcast by the satellite to our customers. Accordingly, if the telecommunications companies and satellite operators do not have their systems year 2000 compliant, then we and our customers could suffer the consequences of the failure of one or more components of the telecommunications infrastructure in common with other users. The consequences could be that customers will refuse to pay for our product services and we could suffer a decline in revenues. In addition, costs would go up as we would seek to mitigate any problems.

           Systems other than information technology systems. In addition to computers and related systems, software applications and telecommunications systems, the operation of office and facilities equipment, such as fax machines, telephone switches, security systems, and other common devices may be affected by the year 2000 problem. We are currently assessing the potential effect and costs of remediating the year 2000 problem on our office equipment and our facilities.

           Product Services. We intend to evaluate our product services for year 2000 problems. To date, we are not aware of any problems with our existing product services prior to releasing them to customers. We currently do not expect any significant year 2000 problems to arise with our product services.

           We believe that we will not incur significant costs in connection with any required modifications, upgrades or replacements of our internal systems. We do not believe that the year 2000 problem will have a material adverse effect on our business or operating results. In addition, we have not deferred any material information technology projects as a result of our year 2000 problem activities.

           Most likely consequences of year 2000 problems. We expect to identify and resolve all year 2000 problems that could adversely affect our business operations. However, we believe that it is not possible to determine with complete certainty that all year 2000 problems affecting us have been identified and corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, no one can predict the how many year 2000 problem-related failures will occur or the severity, duration or financial consequences of the year 2000 related failures. In general, we believe that that any year 2000 problems will occur in the telecommunications infrastructure. As a result, we believe that the following consequences are possible:

           - a significant number of operational inconveniences and inefficiencies for us, our contract manufacturers and our customers that will divert management's time and attention and financial resources from ordinary business activities;

           - business disputes or penalties due to year 2000 related problems; and

           - business disputes alleging that we failed to comply with the terms of contracts or industry standards of performance, some of which could result in litigation or contract termination.

           Contingency plans. We have only made generalized contingency plans for year 2000 contingencies. If such problems occur which interrupt our services to our customers, we intend to immediately seek to obtain such services from telecommunications companies that are able to continue offering services. We may also seek to replace on an accelerated basis, any affected equipment or software. We may also have increased work hours for our personnel and hire additional contract personnel to correct any year 2000 problems on an accelerated basis.

           Disclaimer. The discussion of our efforts and expectations relating to year 2000 compliance are forward-looking statements. Our ability to achieve year 2000 compliance and the level of incremental costs associated therewith, could be adversely affected by, among other things, availability and cost of programming and testing resources third party suppliers' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.

RECENTLY ISSUED ACCOUNTING STANDARDS

           See Note A to the financial statement appearing elsewhere in this Registration Statement.

                                  RISK FACTORS

           You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and investors may lose all or part of their investment.

           This Form 10 Registration Statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere herein.

WE HAVE A LIMITED OPERATING HISTORY

           Because we recently began operations, it is difficult to evaluate our business and our prospects. Our revenue and income potential is unproven and our business model is still emerging. We were incorporated on April 8, 1996 and did not begin any activity until 1997 and have a limited operating history. Furthermore, our prospects must be evaluated in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stage of their development. We may not be successful in addressing these risks and our business strategy may not be successful. These risks include our ability to:

           - develop new product services equal to or superior to those of our competitors;

           -    develop and maintain strong relationships with key customers;

           -    execute our sales and marketing strategy;

           -    expand our market share;

           -    expand our domestic and international operations;

           -    reduce our costs of equipment used to provide services;

           -    increase our gross margins;

           -    respond to competitive pressures; and

           - continue to attract, retain and motivate highly qualified personnel, particularly in the areas of engineering, sales and marketing.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES

           We have incurred losses since we commenced operations in April, 1996. We incurred net losses of $2,539,237 in 1997, $3,549,096 in 1998 and $6,477,794
for the six months ended June 30, 1999. As of June 30, 1999 we had an accumulated deficit of $12,566,127. We have not achieved profitability and we cannot be certain that we will realize sufficient revenue to achieve profitability. Even if we do achieve profitability, we cannot make any assurances that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows slower than we anticipate, if gross margins do not improve or if operating expenditures exceed our expectations or cannot adjust accordingly, we may continue to experience significant losses on a quarterly basis. Accordingly, we are dependent upon the successful completion of future capital infusions to continue operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE EXPECT TO CONTINUE TO EXPERIENCE NEGATIVE CASH FLOW FROM OPERATIONS AND MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS THROUGH THE ISSUANCE OF ADDITIONAL SECURITIES

           Since inception in April, 1996, we have experienced negative cash flow from operations and we expect to continue to experience negative cash flow from operations for the foreseeable future. Therefore, we have relied primarily on issuances of equity securities to fund our operations to date. We currently anticipate that our existing cash balances and net proceeds from recent equity offerings will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. We may need to raise additional funds if our estimates of revenue, working capital and/or capital expenditure requirements change or prove inaccurate or in order for us to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. We cannot be certain that additional financing, through the issuance of equity securities or otherwise, will be available to us on favorable terms when required, or at all. Furthermore, if we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common and preferred stock and our stockholders may experience additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, develop new product services or otherwise respond to competitive pressures which could adversely affect our ability to achieve and sustain positive cash flow and profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR FINANCIAL RESULTS FROM PERIOD TO PERIOD MAY FLUCTUATE AS A RESULT OF SEVERAL FACTORS, ANY OF WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

           We believe that period to period comparisons of our operating results are not a good indication of our future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. Our revenue and operating results may vary significantly from period to period due to a number of factors, many of which are not in our control. These factors include:

           -    continued market acceptance of our product services;

           -    fluctuations in demand for our product services;

           -    variations in the timing of orders;

           - the timing of new product and service introductions by us or our competitors;

           - the mix of product services sold and the mix of distribution channels through which they are sold;

           - our ability to obtain sufficient supplies of sole or limited source components for our product services;

           -    unfavorable changes in the prices of the components we purchase;

           -    our ability to achieve required cost reductions;

           - our ability to attain and maintain quality levels for our product services; and

           - our ability to integrate new technologies we develop or acquire into our product services.

           We cannot assure you that we will be able to sustain or improve our gross margins in the future, or that we will be able to offset future price declines with cost reductions. As a result, we may experience substantial period to period fluctuations in future operating results and declines in gross margins. A variety of factors affect our gross margins, including the following:

           - the type of distribution channel through which we sell our product services;

           -    the volume of product services offered and sold;

           -    our product service sales mix;

           -    the average selling prices of our product services; and

           -    the effectiveness of our cost reduction efforts.

           We also anticipate that orders for our product services may vary significantly from period to period. As a result, operating expenditures and inventory levels in any given period could be disproportionately high. In some circumstances, customers may delay purchasing our current product services in favor of next-generation product services, which could affect our operating results in any given period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our period to period operating results.

THE MARKET IN WHICH WE SELL OUR PRODUCT SERVICES IS INTENSELY COMPETITIVE AND OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF WE FAIL TO DEVELOP OR RETAIN MARKET SHARE OR OTHERWISE FAIL TO SUCCESSFULLY COMPETE IN THIS MARKET

           Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their product services than we can. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the MSP market, we also expect that other companies may enter our market with better product services and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our product services would decrease, which would seriously harm our business.

           We expect our competitors to continue to improve the performance of their current product services and introduce new product services or new technologies as industry standards and customer requirements evolve that may supplant or provide lower cost alternatives to our product services. Successful new product service introductions or enhancements by our competitors could reduce the sales or market acceptance of our product services, perpetuate intense price competition or make our product services obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We cannot be sure that we will have sufficient resources to make such investments or that we will be able to make the technological advances necessary to be competitive. As a result, we may not be able to compete effectively against our competitors. Our failure to maintain and enhance our competitive position within the market may seriously harm our business.

           Increased competition is likely to result in price reductions, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business and results of operations. We cannot be certain that we will be able to compete successfully against current or future competitors or that competitive pressures will not seriously harm our business.

IF WE FAIL TO ENHANCE OUR EXISTING PRODUCT SERVICES OR DEVELOP AND INTRODUCE NEW PRODUCT SERVICES AND FEATURES IN A TIMELY MANNER TO MEET CHANGING CUSTOMER REQUIREMENTS AND EMERGING INDUSTRY STANDARDS, OUR ABILITY TO GROW OUR BUSINESS WILL SUFFER

           The MSP market is characterized by rapidly changing technologies and short product life cycles. Our future success will depend in large part upon our ability to:

           - identify and respond to emerging technological trends in the market;

           -    develop and maintain competitive product services;

           - enhance our product services by adding innovative features that differentiate our product services from those of our competitors;

           - bring product services to market on a timely basis at competitive prices;

           - respond effectively to new technological changes or new product service announcements by others; and

           - respond to emerging broadband access technologies such as DSL, wireless and cable modems.

           We will not be competitive unless we continually introduce new product services and product service enhancements that meet these emerging standards. In the future we may not be able to effectively address the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards.

           The technical innovations required for us to remain competitive are inherently complex, require long development cycles and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and product services, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced product services can be ascertained. Revenue from future product services or product service enhancements may not be sufficient to recover the associated development costs.

WE DEPEND ON OUR KEY PERSONNEL WHO MAY NOT CONTINUE TO WORK FOR US

           Our future success depends in large part upon the continued services of our key technical, sales and senior management personnel, none of whom is bound by an employment agreement. The loss of any of our senior management or other key research, development, sales and marketing personnel, particularly if lost to competitors, could harm our business. In particular, the services of Edward Tan, President and Chief Executive Officer, Ronald Everoski, Chief Technical Officer and Vice President of Research and

Development and Douglas Hanson, Vice President of Sales and Marketing, would be difficult to replace. We do not maintain "key person" life insurance for any of our personnel. See "Directors and Executive Officers" for more detailed information on our key personnel.

IF WE ARE NOT SUCCESSFUL IN EXPANDING OUR BUSINESS IN INTERNATIONAL MARKETS, OUR GROWTH WILL SUFFER

           We intend to expand our operations domestically and internationally, and will seek to expand the range of our product services and penetrate new geographic markets; however, we have no experience in effectuating rapid expansion or in managing operations which are geographically dispersed. Although we believe we have an adequate infrastructure, there can be no assurance that our current management, personnel and other corporate infrastructure will be adequate to manage our growth.

           As part of our strategy to address the global needs of our customers and partners, we have committed significant resources to expanding our international sales and support channels in advance of revenue. We cannot assure you that our efforts to develop international sales and support channels will be successful. Moreover, international sales are subject to a number of risks, including changes in foreign government regulations and communications standards, export license requirements, tariffs and taxes, other trade barriers, difficulty in collecting accounts receivable, difficulty in managing foreign operations, and political and economic instability. To the extent our customers may be impacted by currency devaluations or general economic crises, the ability of these customers to purchase our product services could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. We cannot assure you that foreign markets for our product services will not develop more slowly than currently anticipated. In addition, if the relative value of the U.S. dollar in comparison to the currency of our foreign customers should increase, the resulting effective price increase of our product services to these foreign customers could result in decreased sales.

           We anticipate that our foreign sales will generally be invoiced in U.S. dollars and, accordingly, we do not currently plan to engage in foreign currency hedging transactions. However, as we expand our international operations, we may allow payment in foreign currencies and exposure to losses in foreign currency transactions may increase. We may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. We cannot assure you that any currency hedging strategy we may adopt would be successful in avoiding exchange-related losses.

OUR PRODUCT SERVICES MUST COMPLY WITH COMPLEX GOVERNMENT REGULATIONS WHICH MAY PREVENT US FROM SUSTAINING OUR REVENUE OR ACHIEVING PROFITABILITY

           In the United States, our product services must comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, product services that we develop may be required to comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union. If we fail to obtain timely domestic or foreign regulatory approvals or certificates, we would not be able to sell our product services where these regulations apply, which may prevent us from sustaining our revenue or achieving profitability.

IF INTERNET USAGE DECLINES OR THE INTERNET INFRASTRUCTURE IS NOT ADEQUATELY MAINTAINED AND EXPANDED, DEMAND FOR OUR PRODUCT SERVICES MAY DECLINE

           The Internet has recently begun to develop and is rapidly evolving. As a result, the commercial market for product services designed to enable high-speed access to the Internet has only recently begun to develop. Our success will depend in large part on increased use of the Internet and other networks based on Internet protocol by corporate telecommuters and small offices. Critical issues concerning the commercial use of the Internet remain unresolved and are likely to affect the development of the market for our product services. These issues include security, reliability, cost, ease of access, government regulation and quality of service. The adoption of the Internet for commerce and communications, particularly by enterprises that have historically relied upon alternative means of commerce and communications, generally requires the acceptance of a new method of conducting business and exchanging information. The recent growth in the use of the Internet has caused frequent periods of performance degradation that have prompted efforts to upgrade the Internet infrastructure. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our product services. Potentially increased performance and other benefits provided by our product services and the product services of others are ultimately limited by, and are reliant upon, the speed and reliability of the Internet backbone itself. Consequently, the emergence and growth of the market for our product services will depend on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OTHER COMPANIES MAY USE OUR INTELLECTUAL PROPERTY TO DEVELOP COMPETITIVE PRODUCT SERVICES THAT MAY REDUCE DEMAND FOR OUR PRODUCT SERVICES

           We currently rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have two pending U.S. trademark applications.

           We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our product services or technology. We cannot assure you that these precautions will prevent misappropriation or infringement of our intellectual property. Monitoring unauthorized use of our product services is difficult, and we cannot assure you that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE

           Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the data communications and networking markets have extensive patent portfolios with respect to modem and networking technology. From time to time, third parties, including these leading companies, have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. We expect that we may increasingly be subject to infringement claims as the numbers of product services and competitors in the small office market for shared Internet access solutions grow and the functionality of product services overlaps.

           We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis, our business would be harmed.

WE FACE A NUMBER OF UNKNOWN RISKS ASSOCIATED WITH TRYING TO BECOME YEAR 2000 COMPLIANT

           Some computers, software, and other equipment include computer code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. These problems are widely expected to increase in frequency and severity as the year 2000 approaches, and are commonly referred to as the "year 2000 problem." We have just begun to identify measures to address the issues arising from the year 2000 problem and therefore the risks associated with being year 2000 compliant are unknown. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

INSIDERS HAVE SUBSTANTIAL CONTROL OVER AMERICAN MULTIPLEXER CORPORATION THAT COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL

           Our executive officers, and directors and their affiliates will, in the aggregate, own approximately 24% our outstanding common stock. As a result, our officers, directors and affiliates will have the ability to influence the election of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in our corporate control. We do not have cumulative voting in the election of directors; and the minority shareholders will not be able to elect any director to our Board of Directors.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

           Sales of a substantial number of shares of common stock after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of June 30, 1999 we had 37,353,566 shares of common stock outstanding.

WE MAY HAVE INSUFFICIENT CAPITAL FOR FUTURE OPERATIONS

           We anticipate, based on current proposed plans and assumptions relating to its operations, that current cash reserves, together with projected cash flow from operations, will be sufficient to satisfy our contemplated cash requirements through the fourth quarter of 2000. Thereafter, we will require substantial additional financial resources to fund our operations. The expansion into new product areas will also require substantial financial funding. The failure to acquire additional funding when required will have a material adverse effect on the our business prospects.

WE FACE OBSTACLES RELATING TO MARKET ACCEPTANCE AND DISTRIBUTION

           We are at an early stage of development and our earnings growth depends primarily upon market acceptance of our product services. There can be no assurance that our product service development efforts will progress further with respect to any potential new product services or that they will be successfully completed. In addition, there can be no assurance that our potential new product services will be capable of being produced in commercial quantities at reasonable costs or that these potential product services, if introduced, will be successfully marketed or will achieve customer acceptance.

           We do not have sufficient experience in marketing our product services to determine the optimum distribution methods. Accordingly, we might be in a position requiring change in our sales, distribution, and marketing strategies and implementation.

WE WILL BE DEPENDENT ON NEW PRODUCTS AND PRODUCT ENHANCEMENT INTRODUCTIONS, PRODUCT DELAYS MAY NEGATIVELY AFFECT OUR BUSINESS

           Our success in our business depends on, among other things, the timely introduction of successful new product services or enhancements of existing product services to replace declining revenues from product services at the latter stage of a product service cycle. Consumer preferences for product services are difficult to predict, and few product services achieve sustained market acceptance. If revenues from new product services or enhancements do not replace declining revenues from existing product services, our business, operating results and financial condition could be materially adversely affected. The process of developing broadband services is extremely complex and is expected to become more complex. A significant delay in the introduction of one or more new product services or enhancements could have a material adverse effect on our ultimate success of such product services and on our business, operating results and financial condition.

WE ARE PARTICIPATING IN A DEVELOPING MARKET, NEW ENTRANTS MAY DOMINATE THE MARKET SEGMENT

           The MSP market is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed product services. Although we currently believe that the diverse segments of the market will provide opportunities for more than one supplier of product services similar to ours, it is possible that a single supplier may dominate one or more market segment.

WE FACE SUBSTANTIAL COMPETITION FROM OTHER COMPANIES

           We compete with many other companies. We will face competition from numerous sources, including terrestrial and satellite-based online and Internet service providers and others with the technical capabilities and expertise which would encourage them to develop and commercialize competitive product services. Certain of such competitors have substantially greater financial, technical, marketing, distribution, personnel and other resources than we do. Increased competition, resulting from, among other things, the timing of competitive product service releases and the similarity of such product services to ours, may result in significant price competition, any of which could have a material adverse effect on our business, operating results or financial condition. Current and future competitors with greater financial resources than we have may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to partners and customers than we can. There can be no assurance that we will have the resources required to respond effectively to the market or technological changes or to compete successfully with current or future competitors or that competitive pressures we face will not materially and adversely affect our business, operating results or financial condition.

ITEM 3. PROPERTIES.

           The Company is headquartered in Sunnyvale, California, where it leases approximately 12,400 square feet of space in a single building. The lease for the Company's facility expires on November 30, 2003 and the Company has an option to extend the term for an additional five year period at such time, provided that it is not then in default of any material provisions of its lease. The Company believes that its facility provides adequate space for its anticipated needs.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

           The following table sets forth certain information with respect to the beneficial ownership of the Company's voting stock as of June 30, 1999 by
(i) all persons known by the Company to beneficially own more than 5% of any class of the Company's voting securities, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group. As of June 30, 1999, the Company had outstanding 200,000 shares of Series A Preferred Stock and 37,353,566 shares of common stock.

           Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o American Multiplexer Corporation, 575 North Pastoria Avenue, Sunnyvale, California 94086. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of June 30, 1999, but excludes shares of common stock underlying options or warrants held by any other person.

                                                                                          SHARES BENEFICIALLY OWNED
                                                                                        ----------------------------
                               NAME OF BENEFICIAL OWNER                                   NUMBER          PERCENTAGE
           ---------------------------------------------------------------------        ----------        ----------
           5% Beneficial Owners
           Series A Preferred Stock
           Montblanc International Ltd. (1) ....................................           100,000              50.0%
                Merrill Lynch Bank (Suisse) S.A.
                Stockerstrasse
                CH-8001 Zurich
                Switzerland
           Wegelin & Co. (1) ...................................................           100,000              50.0%
                Bohl 17
                CH-9004 St. Gallen
                Switzerland
           Common Stock
           Cede & Co. ..........................................................         7,699,889              20.6
                Bowling Green Street
                New York, NY 10274
           Karl Schleicher .....................................................         4,000,000              10.7
                Credit Suisse
                Ch-Zurich-Oerlikon
                Switzerland
           E-Yan Betty Lau .....................................................         3,450,000               9.2
                4A Lermit Road
                Singapore 258637
           On Kei Leong ........................................................         2,000,000               5.4
                12 Repulse Bay Drive
                Hong Kong
           Wegelin & Co. .......................................................         1,900,000               5.1
                Bohl 17
                CH-9004 St. Gallen
                Switzerland
           Officers and Directors
           Edward S.C. Tan (2) .................................................        15,000,000              34.6
           Douglas Hanson (3) ..................................................         1,001,000               2.6
           Louk Wilem Jurgens ..................................................            20,000                 *
           All directors and executive officers as a group (5 persons) (4) .....        18,022,000              38.9

----------

*     Less than one percent (1%).

(1) Refers to numerical and percentage ownership of the Company's outstanding preferred stock.

(2) Includes 6,000,000 shares of common stock issuable upon exercise of a warrant presently exercisable.

(3) Includes 1,000,000 shares of common stock issuable upon exercise of a warrant exercisable within 60 days of June 30, 1999.

(4) Includes an aggregate of 9,000,000 shares of common stock issuable upon exercise of warrants presently exercisable or exercisable within 60 days of June 30, 1999, provided certain conditions are met.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

           The following table sets forth certain information with respect to each of the directors and executive officers of the Company:

NAME                                             AGE                          POSITION
----                                             ---                          --------
Edward S.C. Tan.........................         51       Chief Executive Officer, President and Chairman
                                                          of the Board

Ronald Everoski.........................         55       Chief Technology Officer and Vice President of
                                                          Research and Development

Douglas Hanson..........................         59       Vice President of Sales & Marketing and Director

Chan Yong Chew..........................         48       General Manager

Louk Wilem Jurgens......................         55       Director

           Edward S.C. Tan, the Company's founder, has served as its President and Chief Executive Officer and as a director since January 1997. From September 1991 to December 1996 he was the President and Chief Executive Officer and a director of Temasek Telephone, Inc., a telecommunications equipment company.

           Ronald Everoski has served as the Company's Chief Technology Officer and Vice President of Research and Development since November 1998. From February 1996 to July 1998 he was the Chief Technology Officer for Satcom Media Corporation,(1) a multimedia company and from January 1990 to April 1994 he was the Chief Executive Officer of Global Telesys, a telecommunications company.

           Douglas Hanson has served as the Company's Vice President of Sales and Marketing since November 1998 and as a director since June 1999. From June 1995 to July 1998 he was the Vice President of Marketing for Satcom Media Corporation,(1) a multimedia company and from January 1994 to June 1995 he was a Senior Vice President for the EIC Group, a real estate company.

           Chan Yong Chew has been the General Manager of the Company since January 1999. From January 1989 to December 1997 he was the President of Kris Technologies, Inc., a computer wholesaler.

           Louk Wilem Jurgens has served as a director of the company since May 1999. In April 1999 he founded Jurgens & Associates, a consulting firm focusing on satellite communications. From April 1998 to April 1999 he was Vice President of Business Development for Loral-Orion Asia Pacific, a satellite communications company in Singapore. From April 1995 to December 1997 he was an Executive Director for PT Satelindo, a satellite communications company in Indonesia.

           The Company's Bylaws provide that directors shall be appointed by the shareholders and hold office until the next annual meeting of the shareholders or until such director's successor is duly elected and qualified. The Company's Articles of Incorporation and Bylaws currently contain no provisions for a classified board.

           Executive officers are appointed by the board of directors, serve at the board's pleasure and may be removed from office at any time without cause. There are no family relationships among any of the Company's directors or executive officers.

           (1) Mr. Everoski and Mr. Hanson were executive officers of Satcom Media Corporation when that company filed for bankruptcy under the Federal bankruptcy laws.

ITEM 6.      EXECUTIVE COMPENSATION.

           The following table sets forth the total compensation earned for services to the Company in all capacities during the fiscal year ended December 31, 1998 by our Chief Executive Officer, President and Chairman of the Board, also referred to as the Named Executive Officer. No other executive officer employed by us earned salary and bonus in excess of $100,000 during the fiscal year ended December 31, 1998. The Named Executive Officer did not receive any grants of stock options during the fiscal year ended December 31, 1998.

                                                                                            ANNUAL
                    NAME AND PRINCIPAL POSITION                          YEAR         COMPENSATION SALARY
            ------------------------------------------------            ------       ---------------------
            Edward S.C. Tan.................................             1998               $140,000

           The directors of the Company do not receive compensation for their services as directors but may be reimbursed for their reasonable expenses for attending Board meetings.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

           On November 30, 1998 the Company loaned $125,000 to Edward S.C. Tan, its President, Chief Executive Officer and Chairman of the Board pursuant to a promissory note payable upon demand which bore interest at the rate of nine percent. This promissory note was repaid in January, 1999.

           On March 31, 1999 the Company loaned $250,000 to Edward S.C. Tan, its President, Chief Executive Officer and Chairman of the Board pursuant to a promissory note due and payable on December 31, 1999. The loan bears interest at the rate of nine percent. The full amount of this note is currently outstanding.

           On May 14, 1999 the Company granted to Edward S.C. Tan, its President, Chief Executive Officer and Chairman of the Board a warrant exercisable up to five years from the date of issuance covering 6,000,000 shares of the Company's Common Stock at an exercise price of $5.06 per share.

           On June 2, 1999 the Company loaned $3,375,000 to Edward S.C. Tan, its President, Chief Executive Officer and Chairman of the Board pursuant to a promissory note due and payable on December 31, 1999. The loan bears interest at the rate of nine percent. The full amount of this note is currently outstanding. The proceeds of this loan were used by Mr. Tan to purchase an aggregate 807,960 shares of the Company's Common Stock in a series of transactions made through a designee. These purchases were made between May 18, 1999 and October 15, 1999 at prices ranging from $4.15 to $5.73 per share.

           On July 1, 1999 the Company loaned $725,000 to Edward S.C. Tan, its President, Chief Executive Officer and Chairman of the Board pursuant to a promissory note due and payable on December 31, 1999. The loan bears interest at the rate of nine percent. The full amount of this note is currently outstanding.

ITEM 8. LEGAL PROCEEDINGS.

           The Company is not a party to any current pending legal proceedings.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

           The Company's Common Stock is traded on the OTC Bulletin Board under the trading symbol "AMUT." The following table sets forth the high and low bid prices for the Company's Common Stock since it began trading in the fourth quarter of 1997. The quotations reflect inter-dealer prices, with no retail mark-up, mark-down or commissions and may not represent actual transactions. The information presented has been obtained from the National Quotation Bureau, LLC.


                                   HIGH BID       LOW BID
                                   --------       -------
           1997 FISCAL YEAR

           Fourth Quarter                6          2 5/8

           1998 FISCAL YEAR

           First Quarter             3 5/8          1 1/8
           Second Quarter           3 9/16         1 7/16
           Third Quarter            1 7/16            3/4
           Fourth Quarter            2 7/8          11/16

           1999 FISCAL YEAR

           First Quarter           1 13/16         1 3/16
           Second Quarter            6 1/8         1 5/16

           As of June 30, 1999, there were 249 holders of record of the Company's Common Stock.

           The Company has never declared a dividend on its Common Stock, and it is anticipated that any earnings which might be available for distribution as Common Stock dividends will be retained for the Company's operations for the foreseeable future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

           In the three years prior to the date of filing of this Form 10, the Company has issued and sold the following unregistered securities:

(1) On January 7, 1997 the Company issued 17,919,800 shares of Common Stock in connection with the initial capitalization of the Company in exchange for cash and certain assets.

(2) On April 10, 1997 the Company issued 1,620,000 shares of Common Stock at a price of $0.85 per share to certain service providers in exchange for services rendered to the Company.

(3) On April 10, 1997 the Company issued and donated 2,000 shares of Common Stock at a price of $0.85 per share as a charitable contribution.

(4) On May 12, 1997 the Company sold 2,500 shares of Common Stock at a price of $0.86 per share.

(5) In May, 1997 the Company sold 800,000 shares of Common Stock at a price of $1.25 per share in a transaction deemed to be exempt from registration under the Securities Act in reliance on Rule 504 of Regulation D promulgated thereunder a transaction by an issuer not involving a public offering

(6) On January 9, 1998 the Company sold 58,000 shares of Common Stock at a price of $1.12 per share.

(7) On January 9, 1998 the Company sold 46,000 shares of Common Stock at a price of $1.41 per share.

(8) On January 9, 1998 the Company sold 119,000 shares of Common Stock at a price of $1.50 per share.

(9) On January 9, 1998 the Company sold 32,000 shares of Common Stock at a price of $1.56 per share.

(10) On March 11, 1998 the Company sold 200,000 shares of Common Stock at a price of $1.00 per share.

(11) On March 11, 1998 the Company sold 16,000 shares of Common Stock at a price of $1.25 per share.

(12) On March 11, 1998 the Company sold 66,666 shares of Common Stock at a price of $1.50 per share.

(13) On March 11, 1998 the Company sold 100,000 shares of Common Stock at a price of $2.00 per share.

(14) On April 14, 1998 the Company sold 25,000 shares of Common Stock at a price of $1.00 per share.

(15) On April 14, 1998 the Company sold 100,000 shares of Common Stock at a price of $1.25 per share.

(16) On April 14, 1998 the Company sold 30,000 shares of Common Stock at a price of $2.00 per share.

(17) On April 14, 1998 the Company sold 6,000 shares of Common Stock at a price of $2.50 per share.

(18) On July 11, 1998 the Company sold 113,000 shares of Common Stock at a price of $1.00 per share.

(19) On July 11, 1998 the Company sold 40,500 shares of Common Stock at a price of $3.00 per share.

(20) On July 31, 1998 the Company sold 4,000 shares of Common Stock at a price of $1.00 per share.

(21) On July 31, 1998 the Company sold 120,000 shares of Common Stock at a price of $1.25 per share.

(22) On November 11, 1998 the Company sold 5,000 shares of Common Stock at a price of $0.85 per share.

(23) On November 11, 1998 the Company sold 20,000 shares of Common Stock at a price of $0.93 per share.

(24) On November 11, 1998 the Company sold 110,000 shares of Common Stock at a price of $1.00 per share.

(25) On November 11, 1998 the Company sold 28,000 shares of Common Stock at a price of $1.13 per share.

(26) On November 11, 1998 the Company sold 576,000 shares of Common Stock at a price of $1.15 per share.

(27) On November 11, 1998 the Company sold 48,000 shares of Common Stock at a price of $1.23 per share.

(28) On November 11, 1998 the Company sold 28,000 shares of Common Stock at a price of $1.25 per share.

(29) On November 11, 1998 the Company sold 40,000 shares of Common Stock at a price of $1.28 per share.

(30) On November 23, 1998 the Company sold 120,000 shares of Common Stock at a price of $1.00 per share.

(31) On November 23, 1998 the Company sold 500,000 shares of Common Stock at a price of $1.20 per share.

(32) On March 9, 1999 the Company sold 45,000 shares of Common Stock at a price of $0.82 per share.

(33) On March 9, 1999 the Company sold 283,000 shares of Common Stock at a price of $1.00 per share.

(34) On March 9, 1999 the Company sold 5,200 shares of Common Stock at a price of $1.24 per share.

(35) On March 9, 1999 the Company sold 32,600 shares of Common Stock at a price of $1.25 per share.

(36) On March 17, 1999 the Company sold 25,000 shares of Common Stock at a price of $0.80 per share.

(37) On March 17, 1999 the Company sold 21,000 shares of Common Stock at a price of $1.25 per share.

(38) On March 17, 1999 the Company sold 100,000 shares of Common Stock at a price of $1.61 per share.

(39) On March 17, 1999 the Company sold 33,000 shares of Common Stock at a price of $1.81 per share.

(40) On May 3, 1999 the Company issued 400,000 shares of Common Stock at a price of $2.50 per share for commission on sale of Common Stock.

(41) On May 3, 1999 the Company issued 260,000 shares of Common Stock at a price of $4.50 per share for services.

(42) On May 3, 1999 the Company sold 2,500,000 shares of Common Stock at a price of $1.00 per share.

(43) On May 3, 1999 the Company sold 11,000 shares of Common Stock at a price of $1.50 per share.

(44) On May 3, 1999 the Company sold 5,000,000 shares of Common Stock at a price of $2.50 per share.

(45) On May 14, 1999 the Company issued 422,000 shares of Common Stock at a price of $2.50 per share for commission on sale of Common Stock.

(46) On May 14, 1999 the Company issued 2,000 shares of Common Stock at a price of $1.00 per share.

(47) On May 14, 1999 the Company issued 16,000 shares of Common Stock at a price of $1.25 per share.

(48) On May 14, 1999 the Company issued 5,082,800 shares of Common Stock at a price of $2.50 per share.

(49) On May 14, 1999 the Company issued 10,000 shares of Common Stock for cash of $2.60 per share.

           Unless otherwise noted, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder as transactions by an issuer not involving a public offering.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

           The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, each with no par value. As of June 30, 1999, there were 37,353,566 shares of Common Stock outstanding which were held of record by 249 shareholders and 200,000 shares of Preferred Stock outstanding.

           The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation, bylaws and the North Carolina Business Corporation Act (the "NCBCA").

COMMON STOCK

           The Company's common shareholders receive one vote for each share held on all matters upon which shareholders have the right to vote. The Company's common shareholders are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available for that purpose. Upon a dissolution, the Company's common shareholders are entitled to share pro rata in our assets remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference if any, of any preferred stock then outstanding.

           The Company's common shareholders have dissenters' rights to appraisal with respect to their shares as provided by statute in connection with certain types of merger or share exchange transactions. Dissenters' rights are also available with respect to certain sales of all or substantially all of our property and certain amendments to our articles of incorporation that materially and adversely affect certain enumerated rights of a dissenter's shares. The Company's common shareholders do not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

PREFERRED STOCK

           The Company's preferred shareholders receive one vote for each preferred share held on all matters upon which the Company's shareholders have the right to vote. The Company's preferred shareholders are entitled to receive, in addition to all dividends offered to holders of the Company's common stock, when, if and as declared by the Board of Directors, out of funds legally available therefore and in preference to any dividends on common stock: (i) in the year 2000, a dividend of $1.50 per share of preferred stock held, up to a maximum aggregate dividend payable by the Company of $6,000,000; (ii) in the year 2001, a dividend of $2.50 per share of preferred stock held, up to a maximum aggregate dividend payable by the Company of $10,000,000; and (iii) in the year 2002, a dividend of $3.50 per share of preferred stock held, up to a maximum aggregate dividend payable by the Company of $14,000,000. Dividends on the Company's preferred stock are cumulative and the right to such dividends shall accrue to holders of preferred stock until declared by the Board of Directors. Each share of the Company's preferred stock is convertible at any time, at the option of the holder thereof, into two (2) shares of the Company's common stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Company's Articles of Incorporation provide that the Company's directors shall not have personal liability arising out of action by or in the right of the Company or otherwise for monetary damages for breach of any duty as a director; except as to (i) acts or omissions that such director at the time of such breach knew of believed were clearly in conflict with the best interests of the Company, (ii) any liability under Section 55-8-33 of the North Carolina Business Corporation Act (the "NCBCA") or any successor provision, (iii) any transaction from which such director derived an improper personal benefit, or
(iv) acts or omissions occurring prior to the date of the effectiveness of the Articles of Incorporation. "Improper personal benefit" is defined so as not to include a director's reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney, or consultant of the Company.

           In general, Sections 55-8-50 through 55-8-58 of the NCBCA allow a corporation to indemnify its directors, officers, employees or agents under nonexclusive statutory and nonstatutory schemes of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending, or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person is or was a director, officer, agent or employee of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assesses with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (x) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (y) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

           Section 55-8-57 of the NCBCA permits a corporation to include in its articles of incorporation or bylaws a provision indemnifying any of its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were clearly in conflict with the best interests of the corporation. The Company's bylaws provide for indemnification to the fullest extent permitted under the NCBCA.

           Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the Articles of Incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56. The Company's Articles of Incorporation do not contain any prohibition of this type of indemnification.

           Section 55-8-57 of the NCBCA provides that a corporation may purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. Our directors and officers are not currently covered under such directors' and officers' insurance policies.

           The foregoing summaries of North Carolina law dealing with indemnification of directors and officers are not intended to be complete descriptions of the relevant statutory provisions. They are qualified in their entirety by reference to Sections 55-8-50 through 55-8-58 of the NCBCA, which contain the specific indemnification provisions.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

           See Item 15.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

           None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements

                                                                        Page
                                                                        -----
    Report of Independent Certified Public Accountants ................  F-1
    Balance Sheets ....................................................  F-2
    Statement of Operations ...........................................  F-3
    Statement of Stockholders' Equity .................................  F-4
    Statement of Cash Flows ...........................................  F-5
    Notes to Financial Statements .....................................  F-6


(b) Exhibits

NUMBER       DESCRIPTION
------       -------------------------------------------------------------------
3.1          Articles of Incorporation of American Multiplexer Corporation

3.2          Bylaws of American Multiplexer Corporation

4.1          Form of Common Stock Certificate of American Mutiplexer Corporation

10.1         Lease Agreement with SCP-I

10.2         Warrant to Purchase Common Shares

10.3         Form of Incentive Stock Option Agreement

10.4         Form of Restricted Stock Warrant Agreement

27.1         Financial Data Schedule

27.2         Financial Data Schedule

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
American Multiplexer Corporation

           We have audited the accompanying balance sheets of American Multiplexer Corporation (a development stage company), successor to Temasek Telephone, Inc., as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, and for the period January 1, 1997 through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Multiplexer Corporation (a development stage company), successor to Temasek Telephone, Inc., as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, and for the period January 1, 1997 through December 31, 1998, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP


San Francisco, California
February 12, 1999 (except for note A as
   to which the date is June 14, 1999)

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                                 BALANCE SHEETS

                                     ASSETS

                                                                                December 31,
                                                                       -------------------------------         June 30,
                                                                           1997               1998               1999
                                                                       ------------       ------------       ------------
                                                                                                             (unaudited)
CURRENT ASSETS
     Cash                                                              $      1,027       $      5,661       $ 19,383,419
     Accounts receivable                                                      6,749              9,043             15,415
     Prepaid expenses                                                            --             27,658             28,161
     Notes receivable from stockholder                                      100,000            125,000             33,755
     Receivable for issuance of common stock                                     --                 --          2,745,000
     Inventory                                                              579,319             50,000             50,000
                                                                       ------------       ------------       ------------

         Total current assets                                               687,095            217,362         22,255,750

PROPERTY AND EQUIPMENT, NET                                                  56,445            465,922            866,057

OTHER ASSETS
    Intangible asset - net of amortization of $20,000                        80,000                 --                 --
    Other noncurrent assets                                                      --             29,004             57,423
                                                                       ------------       ------------       ------------
                                                                             80,000             29,004             57,423
                                                                       ------------       ------------       ------------

                                                                       $    823,540       $    712,288       $ 23,179,230
                                                                       ============       ============       ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                   $    504,773       $    165,181       $    297,317
    Accrued liabilities                                                          --            300,000                 --
     Deposit received in advance for purchase of common stock               230,000             41,630                 --
                                                                       ------------       ------------       ------------

         Total current liabilities                                          734,773            506,811            297,317

STOCKHOLDERS' EQUITY
    Preferred stock - authorized 10,000,000 shares, no par value;
      issued and outstanding, 200,000 shares in 1999                             --                 --            821,238
    Common stock - authorized 50,000,000 shares, no par value;
      issued and outstanding shares: 1997, 20,344,300; 1998,
      23,120,966; and 1999, 37,353,566                                    2,628,004          6,293,810         38,326,802
     Accumulated deficit during the development stage                    (2,539,237)        (6,088,333)       (12,566,127)
     Notes receivable from stockholder                                           --                 --         (3,700,000)
                                                                       ------------       ------------       ------------

         Total stockholders' equity                                          88,767            205,477         22,881,913
                                                                       ------------       ------------       ------------

                                                                       $    823,540       $    712,288       $ 23,179,230
                                                                       ============       ============       ============

The accompanying notes are an integral part of these statements

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                            STATEMENTS OF OPERATIONS


                                                                            Cumulative                                 Cumulative
                                                                               from                                       from
                                                                             January 1,                                 January 1,
                                                 Year ended                    1997             Six months ended          1997
                                                December 31,                  Through               June 30,             through
                                  ----------------------------------------  December 31,  --------------------------    June 30,
                                     1996 *         1997          1998          1998**       1998          1999          1999 **
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                                                                           (unaudited)  (unaudited)   (unaudited)
Net sales                         $         --  $         --  $         --  $         --  $         --  $         --  $         --

Operating expenses
       Selling and marketing           192,652     1,715,649       586,529     2,302,178       213,949     3,134,146     5,436,324
       General and administrative      191,190       520,151     1,188,071     1,708,222       344,884     1,710,247     3,418,469
       Research and development         29,072       306,637       507,082       813,719        30,888     1,756,038     2,569,757
       Write down of inventory              --            --     1,282,975     1,282,975            --            --     1,282,975
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                       412,914     2,542,437     3,564,657     6,107,094       589,721     6,600,431    12,707,525
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------

           Operating loss             (412,914)   (2,542,437)   (3,564,657)   (6,107,094)     (589,721)   (6,600,431)  (12,707,525)

Other income                            56,064         3,200        15,561        18,761        10,227       122,637       141,398
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------

           NET LOSS               $   (356,850) $ (2,539,237) $ (3,549,096) $ (6,088,333) $   (579,494) $ (6,477,794) $(12,566,127)
                                  ============  ============  ============  ============  ============  ============  ============

Net loss attributable to common
     shares
           Net loss               $   (356,850) $ (2,539,237) $ (3,549,096) $ (6,088,333) $   (579,494) $ (6,477,794) $(12,566,127)
           Preferred dividends              --            --            --            --            --      (130,436)     (130,436)
                                  ------------  ------------  ------------  ------------  ------------  ------------  ------------

                                  $   (356,850) $ (2,539,237) $ (3,549,096) $ (6,088,333) $   (579,494) $ (6,608,230) $(12,696,563)
                                  ============  ============  ============  ============  ============  ============  ============

Basic and diluted net loss per
     share                        $      (0.02) $      (0.13) $      (0.16) $      (0.30) $      (0.03) $      (0.24) $      (0.57)
                                  ============  ============  ============  ============  ============  ============  ============

Shares used in calculation of net
     loss per share                 17,919,800    19,671,300    21,589,772    20,630,532    20,780,943    27,528,522    22,113,782
                                  ============  ============  ============  ============  ============  ============  ============



*   Predecessor company  (see note A)

**  Excluding the predecessor company

The accompanying notes are an integral part of these statements.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

Two years ended December 31, 1998 and six months ended June 30, 1999 (unaudited)

                                                                                                       Notes
                                       Preferred Stock             Common Stock                      Receivable
                                  ------------------------- -------------------------  Accumulated      from
                                     Shares       Amount       Shares       Amount      Deficit      Shareholder     Total
                                  ------------ ------------ ------------ ------------ ------------  ------------  ------------
Balance at January 1, 1997                  -- $         --           -- $         -- $         --  $         --  $         --

Issuance of common stock in
     exchange for certain assets
     in January, 1997                       --           --   17,919,800      247,154           --            --       247,154
Issuance of common stock for
     services at $0.85 per share
     in April, 1997                         --           --    1,620,000    1,377,000           --            --     1,377,000
Issuance of common stock for cash
     at $0.86 per share in May,
     1997                                   --           --        2,500        2,150                                    2,150
Issuance of common stock for cash
     at $1.25 per share through a
     private placement                      --           --      800,000    1,000,000           --            --     1,000,000
Issuance of common stock to
     charity at $0.85 per share             --           --        2,000        1,700           --            --         1,700
Net loss                                    --           --           --           --   (2,539,237)           --    (2,539,237)
                                  ------------ ------------ ------------ ------------ ------------  ------------  ------------
Balance at December 31, 1997                --           --   20,344,300    2,628,004   (2,539,237)           --        88,767

Issuance of common stock for cash
     at $.85 per share                      --           --        5,000        4,250           --            --         4,250
Issuance of common stock for cash
     at $.93 per share                      --           --       20,000       18,500           --            --        18,500
Issuance of common stock for cash
     at $1.00 per share                     --           --      703,500      703,484           --            --       703,484
Issuance of common stock for cash
     at $1.12 per share                     --           --      152,000      170,000           --            --       170,000
Issuance of common stock for cash
     at $1.13 per share                     --           --       28,000       31,607           --            --        31,607
Issuance of common stock for cash
     at $1.15 per share                     --           --      576,000      663,977           --            --       663,977
Issuance of common stock for cash
     at $1.20 per share                     --           --      500,000      599,970           --            --       599,970
Issuance of common stock for cash
     at $1.23 per share                     --           --       48,000       59,100           --            --        59,100
Issuance of common stock for cash
     at $1.25 per share                     --           --      264,000      329,972           --            --       329,972
Issuance of common stock for cash
     at $1.28 per  share                    --           --       40,000       51,250           --            --        51,250
Issuance of common stock for cash
     at $1.41 per share                     --           --       46,000       65,000           --            --        65,000
Issuance of common stock for cash
     at $1.50 per share                     --           --      185,666      278,500           --            --       278,500
Issuance of common stock for cash
     at $1.56 per share                     --           --       32,000       50,000           --            --        50,000
Issuance of common stock for cash
     at $2.00 per share                     --           --      130,000      260,000           --            --       260,000
Issuance of common stock for cash
     at $2.50 per share                     --           --        6,000       15,000           --            --        15,000
Issuance of common stock for cash
     at $3.00 per share                     --           --       40,500      121,446           --            --       121,446
Issuance of common stock warrants           --           --           --      243,750           --            --       243,750
Net loss                                    --           --           --           --   (3,549,096)           --    (3,549,096)
                                  ------------ ------------ ------------ ------------ ------------  ------------  ------------
Balance at December 31, 1998                --           --   23,120,966    6,293,810   (6,088,333)           --       205,477

Issuance of common stock for cash
     at $0.82 per share                     --           --       45,000       37,000           --            --        37,000
Issuance of common stock for cash
     at $1.00 per share                     --           --    2,785,000    2,784,960           --            --     2,784,960
Issuance of common stock for cash
     at $1.25 per share                     --           --        4,000        5,000           --            --         5,000
Issuance of common stock for cash
     at $1.24 per share                     --           --        5,200        6,441           --            --         6,441
Issuance of common stock for cash
     at $0.80 per share                     --           --       25,000       20,000           --            --        20,000
Issuance of common stock for cash
     at $1.16 per share                     --           --       49,600       61,980           --            --        61,980
Issuance of common stock for cash
     at $1.67 per share                     --           --      100,000      160,627           --            --       160,627
Issuance of preferred stock for
     cash at $3.33 per share           100,000      321,253           --           --           --            --       321,253
Issuance of common stock for cash
     at $1.81 per share                     --           --       33,000       59,730           --            --        59,730
Issuance of preferred stock for
     cash at $5.00 per share           100,000      499,985           --           --           --            --       499,985
Issuance of common stock for cash
     at $1.50 per share                     --           --       11,000       16,500           --            --        16,500
Issuance of common stock for cash
     at $2.50 per share, net of
     commissions                            --           --   10,082,800   21,617,260           --            --    21,617,260
Issuance of common stock for cash
     at $2.60 per share                     --           --       10,000       25,994           --            --        25,994
Issuance of common stock for
     commissions on sale of
     common stock at $2.50 per
     share                                  --           --      822,000    2,055,000           --            --     2,055,000
Issuance of common stock for
     services at $4.50 per share            --           --      260,000    1,170,000           --            --     1,170,000
Issuance of common stock warrants           --           --           --    4,012,500           --            --     4,012,500
Net loss                                    --           --           --           --   (6,477,794)           --    (6,477,794)
Note receivable from shareholder            --           --           --           --           --    (3,700,000)   (3,700,000)
                                  ------------ ------------ ------------ ------------ ------------  ------------  ------------
Balance at June 30, 1999
     (unaudited)                       200,000 $    821,238   37,353,566 $ 38,326,802 $(12,566,127) $ (3,700,000) $ 22,881,913
                                  ============ ============ ============ ============ ============  ============  ============

The accompanying notes are an integral part of this statement.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                            STATEMENTS OF CASH FLOWS

                                                                             Cumulative                                Cumulative
                                                                                from                                      from
                                                                              January 1,                                January 1,
                                                 Year ended                     1997            Six months ended          1997
                                                 December 31,                  through               June 30,            through
                                   ------------  ------------  ------------  December 31,  --------------------------    June 30,
                                      1996 *         1997          1998         1998           1998          1999         1999**
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                                                                                   (unaudited)          (unaudited)
Increase (decrease) in cash
Cash flows from operating
  activities
    Net loss                       $   (356,850) $ (2,539,237) $ (3,549,096) $ (6,088,333) $   (579,494) $ (6,477,794) $(12,566,127)
    Adjustments to reconcile net
      loss to net cash used in
      operating activities:
        Depreciation and
          amortization                   16,477        26,914        31,548        58,462        (3,457)       89,755       148,217
         Write down of intangible
           assets                            --            --        80,000        80,000            --            --        80,000
         Write down of inventory             --            --     1,282,976     1,282,976            --            --     1,282,976
         Write down of purchased
           in-process research
           and development                   --            --       406,000       406,000            --            --       406,000
         Provision for bad debts             --            --       331,500       331,500            --            --       331,500
         Common stock issued for
           services                          --     1,377,000            --     1,377,000            --     1,170,000     2,547,000
         Common stock warrants
           issued for compensation           --            --       243,750       243,750            --     4,012,500     4,256,250
         Common stock issued to
           charity                           --         1,700            --         1,700            --            --         1,700
         Changes in operating
           assets and liabilities:
          Accounts receivable            (8,205)       (6,749)     (333,794)     (340,543)        7,064        (6,373)     (346,916)
          Inventory                          --      (569,755)     (753,657)   (1,323,412)     (460,515)           --    (1,323,412)
          Prepaid expenses                   --            --       (27,658)      (27,658)           --          (503)      (28,161)
          Other noncurrent assets           270            --       (29,004)      (29,004)      (77,234)      (28,419)      (57,423)
          Accounts payable                  709       504,773      (339,592)      165,181        77,283       132,137       297,318
          Accrued liabilities            (1,976)           --       300,000       300,000            --      (300,000)           --
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------

          Net cash used in
            operating activities       (349,575)   (1,205,354)   (2,357,027)   (3,562,381)   (1,036,353)   (1,408,697)   (4,971,078)

Cash flows from investing
  activities
    Purchase of in-process
       research and development              --            --      (406,000)     (406,000)           --            --      (406,000)
     Purchase of property and
       equipment                        (56,920)      (38,359)     (441,025)     (479,384)      (21,967)     (489,890)     (969,274)
     Advance on notes receivable
       from shareholder-net            (604,100)     (100,000)      (25,000)     (125,000)      100,000    (3,608,755)   (3,733,755)
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------

          Net cash (provided by)
            used in investing
            activities                 (661,020)     (138,359)     (872,025)   (1,010,384)       78,033    (4,098,645)   (5,109,029)

Cash flows from financing
  activities
    Proceeds from issuance of
      common stock                    1,102,355     1,114,740     3,422,056     4,536,796       957,293    24,105,492    28,642,288
    Proceeds from issuance of
      preferred stock                        --            --            --            --            --       821,238       821,238
    Cash deposit received for
      sale of common stock                   --       230,000      (188,370)       41,630            --       (41,630)           --
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------

          Net cash provided by
            financing activities      1,102,355     1,344,740     3,233,686     4,578,426       957,293    24,885,100    29,463,526
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------

          NET INCREASE (DECREASE)
            IN CASH                      91,760         1,027         4,634         5,661        (1,027)   19,377,758    19,383,419

Cash at beginning of period              (6,411)           --         1,027            --         1,027         5,661            --
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------
Cash at end of period              $     85,349  $      1,027  $      5,661  $      5,661  $         --  $ 19,383,419  $ 19,383,419
                                   ============  ============  ============  ============  ============  ============  ============

Supplemental cash flow disclosures
    Cash paid for interest         $         --  $        324  $      3,354  $      3,678  $         65  $         20  $      3,678
    Cash paid for income taxes     $         --  $        800  $        800  $      1,600  $         --  $         --  $      1,600

Supplemental schedule of noncash
    investing and financing
    activities
    Issuance of common
    stock in 1997 in exchange
    for cash  of $112,590 and:
        Inventory                  $      9,564
        Equipment                        25,000
        Intellectual property           100,000

     Issuance of common stock in
      1999 in exchange for a
      receivable of $2,745,000,
      which was paid by August of
      1999

*    Predecessor company (see note A)

**   Excluding the predecessor company

The accompanying notes are an integral part of these statements.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           American Multiplexer Corporation (the "Company"), a development stage company, was incorporated on April 16, 1996 and had no activities through December 31, 1996. In January 1997, the Company commenced operations through the issuance of 17,919,802 shares of common stock in exchange for certain assets and rights to the product, the MUX-6 Multiplexer. The Multiplexer was designed to expand underground cable capacity by allowing six different telephone numbers to be carried on a single pair of copper wire. In 1998, the Company abandoned the marketing of the MUX-6 Multiplexer and has refocused its efforts in the area of satellite communications.

           The Company is now a Multimedia Service Provider ("MSP") that will provide high speed Internet access and broadband interactive services for consumers through the SatExpress network via Internet Service Providers ("ISP's").

           A summary of the Company's significant accounting policies follows:

Basis of Presentation

With the acquisition of certain assets and rights of the product, the MUX-6, Temasek Telephone, Inc. was deemed to be a predecessor corporation, and accordingly, their statements of operations and cash flows for the year ended December 31, 1996 are included in these financial statements.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company is a development stage company and has not generated any revenues and has net losses since inception through December 31, 1998 and such losses continued through the unaudited six-month period ended June 30, 1999. Subsequent to December 31, 1998, the Company issued shares of common and preferred stock resulting in net proceeds of approximately $24,000,000. The Company's continued existence is ultimately dependent upon its ability to use the funds to develop and market the SatExpress network and the success of future operations. There can be no assurance that the Company will achieve profitability or positive cash flow from operations.

Cash and Cash Equivalents

              All liquid investments instruments with an original maturity of three months or less are considered cash and cash equivalents.

              The Company maintains cash balances at financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such cases and believes it is not exposed to significant risk or loss.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventory

           Inventory is stated at the lower of cost (first-in, first-out method) or market. All inventory as of December 31, 1998, was reduced to salvage value as it related to products that are no longer being developed.

Property and Equipment

           Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated lives of three to ten years. All capital expenditures less than $500 are expensed as incurred. Maintenance and repairs are charged to operations as incurred.

Research and Development

           Research and development costs are expensed as incurred.

Income Taxes

           Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using current enacted tax rates. A valuation allowance is established if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

The fair value of cash, accounts receivable, notes receivable, accounts payable and accrued liabilities approximate carrying value due to the short-term nature of such instruments.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting For The Impairment of Long-Lived Assets and For Long-Lived Assets To Be Disposed Of, which requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to review the recoverability of all intangible assets at a minimum on an annual basis, and in addition whenever events or changes indicate that the carrying amount of an asset may not be recoverable.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basic and Diluted Net Loss Per Share

           Basic loss per share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, due to the Company's' net loss position for all periods presented, diluted loss per share excludes common equivalent shares, as their effect is anti-dilutive. The weighted average common shares outstanding used to compute net loss per share for the year ended December 31, 1996 was based on the shares issued in January 1997 in exchange for the net assets acquired.

Stock-Based Compensation

           The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principle Board Opinion No. 25, "Accounting For Stock Issued to Employees."

Stock Pricing

           All per share sales prices for the Company's common and preferred stock were approved by the Board of Directors of the Company.

Recently Issued Accounting Standards

           In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from non-owned sources and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company has no comprehensive income items to report for the period from January 1, 1997 (inception) to December 1998, or for the six-month period ended June 30, 1999. The Company currently has no reportable segments under SFAS No. 131.

           In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133, as amended by SFAS No. 137, is effective for the Company in fiscal 2002. Although the Company has not fully assessed the implications of SFAS Nos. 133 and 137, the Company does not believe that the adoption of this statement will have a material impact on the Company's financial position or results of operations.

Use of Estimates

           In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)


liabilities and the disclosure of contingent assets and liabilities at the date of the financial statement, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

           The financial information for the six months ended June 30, 1999 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial position at such dates and the results of operations and cash flows for the periods then ended. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

NOTE B - PROPERTY AND EQUIPMENT

           Property and equipment comprise the following:


                                                        December 31,             June 30,
                                                 ------------------------       -----------
                                                   1997            1998            1999
                                                 --------        --------       -----------
                                                                                (Unaudited)
            Automobile                           $ 25,000        $ 25,000        $ 25,000
            Equipment                              34,756         438,145         928,035
            Furniture and fixtures                  3,603          41,239          41,239
                                                 --------        --------        --------
                                                   63,359         504,384         994,274
            Less accumulated depreciation           6,914          38,462         128,217
                                                 --------        --------        --------

                                                 $ 56,445        $465,922        $866,057
                                                 ========        ========        ========

NOTE C - PURCHASE OF CERTAIN ASSETS

           During November 1998, the Company purchased certain assets from a company that was controlled by the courts under Chapter 7 bankruptcy proceedings. The total purchase price was $805,000. Of this amount, $505,000 was paid in November 1998, and the balance was paid by June 30, 1999. The purchase price was allocated among equipment, furniture and in-process research and development.

           At the time of purchase, the Company determined that the technological feasibility of the purchased research and development had not yet been established and that such technology had no future alternative uses. As such, the Company expensed all of the purchased in-process research and development.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)


NOTE D - INCOME TAXES

           The components of the net deferred tax assets are as follows:

                                                          December 31,
                                                  -------------------------------
                                                     1997                 1998
                                                  -----------         -----------
           Net operating loss carryforward        $   952,214         $ 2,191,719
           Compensation expense-common
             stock warrants                                --              99,938
           Less valuation allowance                  (952,214)         (2,291,657)
                                                  -----------         -----------

                                                  $        --         $        --
                                                  ===========         ===========

           At December 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $5,845,000 and $2,922,000, respectively, available to offset future taxable income. The Company's federal and state net operating loss carryforwards expire through 2018 and 2003, respectively.

           The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined, utilization of the carryforwards could be restricted.

NOTE E - RELATED PARTY TRANSACTIONS

           An interest free demand note receivable, in the amount of $100,000, was issued to a stockholder on June 5, 1997. The outstanding balance of the note was $100,000 at December 31, 1997. The note was repaid during 1998.

           A demand note receivable, in the amount of $125,000, was issued to a stockholder on November 30, 1998. The note was repaid in January 1999.

           In March 1999, a demand note receivable in the amount of $250,000, bearing interest at 9% per annum, was issued to a stockholder.

           In June 1999, the Company loaned a stockholder of the Company the sum of $3,375,000. The amount due is in the form of a note receivable that is due and payable, with interest, on December 31, 1999. The note bears interest at 9% per annum. Certain of the funds were used to purchase common stock of the Company. Accordingly, the note receivable from shareholder at June 30, 1999 has been included in stockholders' equity.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)


NOTE F - PREFERRED STOCK

           The Company has authorized the issuance of 10,000,000 shares of Series A Preferred Stock ("the Preferred shares"). The Preferred shares have no par value and may be converted into two shares of the Company's common stock at any time subsequent to issuance. The Preferred shares are entitled to cumulative dividends, payable only when, if and as declared by the Board of Directors of the Company, which are cumulative, at a rate of $1.50, $2.50 and $3.50 per share for the years ending December 31, 2000, 2001 and 2002, respectively. Additionally, Preferred shareholders are entitled to the full amount of any common stock dividends. The preferred shares have full voting privileges with regard to matters submitted to the shareholders for a vote and, with proper notice, have the right to cumulate votes for the election of Directors of the Company. In calculating the loss per share effect of the preferred dividends, the total of all cumulative dividends have been allocated over the period from the date of issuance through December 31, 2002.

NOTE G - STOCK WARRANTS

           In November 1998 the Company issued warrants for the purchase of 3,000,000 shares of common stock to three employees of the Company. The exercise price of each warrant is $1.00 per share of common stock. Warrants to purchase 1,500,000 shares of common stock that are exercisable upon the Company's common stock price reaching certain price levels and warrants to purchase 1,500,000 shares of common stock are exercisable upon the Company reaching certain milestones related to the development and marketing of certain product lines and service. Once the contingencies have been satisfied, the warrants can be exercised over three years. These warrants will be accounted for under variable plan accounting.

           In May 1999, the Company issued warrants to purchase 6,000,000 shares of common stock to an officer of the Company. Each warrant entitles the holder to purchase one share of common stock at $5.06 per share, which is equal to the fair value per share of common stock at the date of issue. The warrants are exercisable at any time through May 14, 2004.

NOTE H - STOCK OPTION PLAN

           In February 1999, the Board of Directors approved a stock option plan (the "Plan") intended to qualify as an incentive stock option plan as defined in
Section 422 of the Internal Revenue Code. The Plan is accounted for under the provisions of APB No. 25 and generally provides that exercise prices will not be less than fair market value per share on the date the option is granted. Options granted prior to adoption of the Plan were issued at fair market value. Therefore, no compensation cost has been recognized for the options granted. The options are exercisable cumulatively, to the extent of 25% on the one-year anniversary date and an additional 1/36 on the last day of each calendar month.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)


NOTE H - STOCK OPTION PLAN (continued)

           Had compensation cost for the options granted been determined based on the fair value of the options at the grant dates consistent with the method prescribed in SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net losses would have been increased to the pro forma amounts indicated below.

                                                                     Year ended
                                                                    December 31,
                                                                       1998
                                                                    -----------
      Net loss
           As reported                                              $(3,549,096)
           Pro forma                                                $(4,663,636)
           Pro forma net loss per share                             $      0.22
                                                                    -----------

           The fair value of each option grant is determined on the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions used: no expected dividends: expected volatility of 99.7%; risk-free interest rate of 5%; an expected forfeiture rate of zero; and expected lives of 4 years. A summary of the status of the options outstanding is presented as follows:

                                                                                      Weighted
                                                                                       Average
                                                                        Shares      Exercise Price
                                                                       --------     --------------
         Outstanding at January 1, 1998                                      --        $    --
         Granted (weighted average fair value  per share, $1.22)        700,000           1.54
         Exercised                                                           --             --
                                                                        -------        -------
         Outstanding at December 31, 1998                               700,000        $  1.54
                                                                        =======        =======

           The Company issued options to purchase 150,000 shares of common stock at a weighted average exercise price of $2.47 per share through June of 1999.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)


NOTE H - STOCK OPTION PLAN (continued)

           The following information applies to options outstanding at December 31, 1998. No options are exercisable at December 31, 1998.

                              1998 Options Outstanding
            ---------------------------------------------------------------
                                      Number                   Remaining
              Exercise             outstanding                Contractual
               Price               at 12/31/98              Life (in years)
            ------------           -----------              ---------------
            $     1.00               450,000                      9.91
                  1.88               100,000                      9.91
                  2.88               100,000                      9.91
                  3.06                50,000                      9.91
                                     -------
                                     700,000
                                     =======

NOTE I - RETIREMENT PLAN

             On January 1, 1999, the Company adopted the AMC 401(k) Plan (the "Plan") which is a standardized profit sharing and trust under section 401(k) of the Internal Revenue Code. The Plan allows for employees with at least six months of service, to contribute to the Plan the maximum amount of salary as permitted under Section 401(k). The Company may make discretionary contributions to the Plan. All such contributions are 100% vested at the time the contribution is made. Employees can borrow against their account balances for hardship or financial necessity for a minimum of $1,000 and a maximum of $50,000. Upon the retirement age of 60, employees receive a lump sum distribution of their account value.

NOTE J - COMMITMENTS

           The Company is presently leasing office space under leases expiring at various dates through 2003. Rent expense was $82,965, $34,551 and $28,008 for the years ended December 31, 1998, 1997 and 1996, respectively.

                        AMERICAN MULTIPLEXER CORPORATION
                          (a development stage company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                           December 31, 1998 and 1997
           (information relating to the period January 1, 1999 through
                           June 30, 1999 is unaudited)


NOTE J - COMMITMENTS (continued)

           Future minimum lease payments under these noncancellable operating leases are as follows at December 31, 1998:

 Year ending December 31,
 ------------------------
           1999                                                       $  336,825
           2000                                                          310,412
           2001                                                          322,828
           2002                                                          335,741
           2003                                                          319,110
                                                                      ----------

                                                                      $1,624,916
                                                                      ==========

NOTE K - SUBSEQUENT EVENTS (unaudited)

           In July 1999, the Company loaned a stockholder of the Company the sum of $725,000. The amount is in the form of a note receivable that is due and payable, with interest, on December 31, 1999. The note bears interest at 9% per annum.

                                   SIGNATURES

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       AMERICAN MULTIPLEXER CORPORATION
                                       (Registrant)


Date: November 3, 1999             By  /s/  Edward S. C. Tan
                                       -----------------------------------------
                                       Edward S. C. Tan, Chief Executive Officer

                                 EXHIBIT INDEX

NUMBER       DESCRIPTION
------       -------------------------------------------------------------------
3.1          Articles of Incorporation of American Multiplexer Corporation

3.2          Bylaws of American Multiplexer Corporation

4.1          Form of Common Stock Certificate of American Mutiplexer Corporation

10.1         Lease Agreement with SCP-I

10.2         Warrant to Purchase Common Shares

10.3         Form of Incentive Stock Option Agreement

10.4         Form of Restricted Stock Warrant Agreement

27.1         Financial Data Schedule

27.2         Financial Data Schedule